Exhibit 18

To the Board of Directors and Shareholders of Morgan Stanley:

We have audited the consolidated financial statements of Morgan Stanley as of November 30, 2005 and 2004, and for each of the three years in the period ended November 30, 2005, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 8, 2006, which expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and the change in classification of repurchase transactions in the consolidated statements of cash flows. Note 2 to such consolidated financial statements contains a description of the modification during the year ended November 30, 2005 of repurchase transactions in the consolidated statements of cash flows. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ Deloitte & Touche LLP
New York, New York

February 8, 2006